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                                                                       EXHIBIT 2






                               OPERATING AGREEMENT

                                       OF

                                 GREENMOTORS LLC

                           DATED AS OF JANUARY 2, 1998



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                                TABLE OF CONTENTS
                                -----------------

Section                                                                  Page

ARTICLE 1
DEFINITIONS...............................................................  1

ARTICLE 2
FORMATION AND OFFICES.....................................................  8
           2.1  Formation.................................................  8
           2.2  Principal Office..........................................  8
           2.3  Registered Office and Registered Agent....................  8
           2.4  Purpose of Company........................................  8
           2.5  Date of Dissolution.......................................  8
           2.6  Certificate; Qualification................................  9

ARTICLE 3
CAPITALIZATION OF THE COMPANY.............................................  9
           3.1  Initial Capital Contributions.............................  9
           3.2  Additional Capital Contributions..........................  9
           3.3  Loans  ................................................... 10
           3.4  Certain Expenses.......................................... 10
           3.5  Maintenance of Capital Accounts........................... 11
           3.6  Capital Withdrawal Rights, Interest and
                Priority.................................................. 12
           3.7  Preemptive Rights......................................... 12

ARTICLE 4
DISTRIBUTIONS............................................................. 14
           4.1  Distributions of Net Cash Flow............................ 14
           4.2  Persons Entitled to Distributions......................... 14
           4.3  Limitations on Distributions.............................. 15

ARTICLE 5
ALLOCATIONS............................................................... 15
           5.1  Profits................................................... 15
           5.2  Losses ................................................... 15
           5.3  Loss Limitation........................................... 15
           5.4  Tax Allocations:  Code Section 704(c)..................... 15
           5.5  Change in Percentage Interests............................ 16
           5.6  Withholding............................................... 16
           5.7  Certain Fees.............................................. 17

ARTICLE 6
MEMBERS' MEETINGS......................................................... 17
           6.1         Meetings of Members; Place of Meetings............. 17
           6.2         Quorum; Voting Requirement......................... 18
           6.3         Proxies............................................ 18
           6.4         Action Without Meeting............................. 18
           6.5         Notice............................................. 18
           6.6         Waiver of Notice................................... 18
           6.7         No Authority....................................... 19


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ARTICLE 7
MANAGEMENT AND CONTROL.................................................... 19
           7.1         Management Committee............................... 19
           7.2         Management Committee Meetings; Authority;
                       Proxies............................................ 19
           7.3         Management Committee's Authority; Certain
                       Limitations........................................ 20
           7.4         Officers; Agents................................... 20
           7.5         Resignation of a Management Committee Member....... 21
           7.6         Compensation....................................... 21

ARTICLE 8
LIABILITY AND INDEMNIFICATION............................................. 21
           8.1         Liability of Members............................... 21
           8.2         Indemnification.................................... 21

ARTICLE 9
TRANSFERS OF MEMBERSHIP INTERESTS......................................... 24
           9.1         General Restrictions............................... 24
           9.2         Permitted Transferees.............................. 24
           9.3         Substitute Members................................. 25
           9.4         Effect of Admission as a Substitute Member......... 25
           9.5         Consent............................................ 25
           9.6         No Dissolution..................................... 26
           9.7         Additional Members; Certain Representations
                       of Members......................................... 26

ARTICLE 10
DISSOLUTION AND TERMINATION............................................... 26
           10.1        Events Causing Dissolution......................... 26
           10.2        Notices to Secretary of State...................... 27
           10.3        Cash Distributions Upon Dissolution................ 27
           10.4        In-Kind............................................ 27
           10.5        No Action for Dissolution.......................... 28

ARTICLE 11
TAX MATTERS MEMBER........................................................ 28
           11.1        Tax Matters Member................................. 28
           11.2        Certain Authorizations............................. 28
           11.3        Indemnity of Tax Matters Member.................... 29
           11.4        Information Furnished.............................. 30
           11.5        Notice of Proceedings, etc......................... 30
           11.6        Notices to Tax Matters Member...................... 30
           11.7        Preparation of Tax Returns......................... 30
           11.8        Tax Elections...................................... 31
           11.9        Taxation as a Partnership.......................... 31

ARTICLE 12
ACCOUNTING AND BANK ACCOUNTS.............................................. 31
           12.1        Fiscal Year and Accounting Method.................. 31
           12.2        Books and Records.................................. 31
           12.3        Delivery to Members; Inspection.................... 32
           12.4        Financial Statements............................... 32
           12.5        Filings............................................ 32


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           12.6        Non-Disclosure..................................... 32
           12.7        Bank Accounts...................................... 33

ARTICLE 13
MISCELLANEOUS............................................................. 33
           13.1        Title to Property.................................. 33
           13.2        Waiver of Default.................................. 33
           13.3        Amendment.......................................... 34
           13.4        No Third Party Rights.............................. 34
           13.5        Severability....................................... 34
           13.6        Nature of Interest in the Company.................. 34
           13.7        Binding Agreement.................................. 35
           13.8        Headings........................................... 35
           13.9        Word Meanings...................................... 35
           13.10       Counterparts....................................... 35
           13.11       Entire Agreement................................... 35
           13.12       Partition.......................................... 35
           13.13       Governing Law; Consent to Jurisdiction and
                       Venue.............................................. 35
           13.14       Discretion......................................... 36

SCHEDULE 7.4.............................................................. 46

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                               OPERATING AGREEMENT
                                       OF
                                 GREENMOTORS LLC


           THIS OPERATING AGREEMENT (this "AGREEMENT") of GREENMOTORS LLC (the "COMPANY"), is made and entered into as of the 2nd day of January, 1998, by and among those Persons who have executed this Agreement as members (together with such other Persons that may hereafter become members as provided herein, referred to collectively as the "MEMBERS" or, individually, as a "MEMBER").

           WHEREAS, the Members have caused Greenmotors LLC to be formed on December 8, 1997 as a limited liability company under the Delaware Limited Liability Company Act by causing a certificate of formation of the Company to be filed with the Delaware Secretary of State and, as required thereunder, do hereby adopt this Agreement as the limited liability company agreement of the Company pursuant to Section 18-201(d) of the Act effective as of the date hereof;

           NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

           As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

           "ACT" means the Delaware Limited Liability Company Act, 6 Del. L. ss. 18-101, et seq., as amended from time to time.

           "ACQUISITION" shall have the meaning set forth in
Section 2.4.

           "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to a Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

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                       (a) Credit to such Capital Account any amounts which such
           Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704- 2(g)(1) and 1.704-2(i)(5); and

                       (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
           and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

           "AFFILIATE" of a specified Person means any Person (a) who directly or indirectly controls, is controlled by, or is under common control with, such Person or (b) who has any relationship with such Person by blood, marriage or adoption, not more remote than first cousin.

           "AGREEMENT" means this Operating Agreement, which shall constitute the limited liability company agreement of the Company for purposes of the Act, as amended from time to time.

           "BUSINESS" shall have the meaning set forth in Section
3.9(a).

           "BUSINESS DAY" means any day (other than a day which is a Saturday, Sunday or legal holiday in the state of New York) on which banks are open for business in New York City.

           "CAPITAL ACCOUNT" means, with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with Section 3.5 hereof.

           "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the interests purchased by such Member pursuant to the terms of this Agreement, in return for which the Member contributing such capital shall receive a Membership Interest.

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           "CERTIFICATE" means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

           "CODE" means the United States Internal Revenue Code of 1986, as amended.

           "COMPANY" means Greenmotors LLC.

           "COMPANY AFFILIATE" shall have the meaning set forth in Section 8.2.

           "DEPRECIATION" means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

           "GROSS ASSET VALUE" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows and as otherwise provided in clause (ii) of Section 3.2(b):

                       (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Management Committee;

                       (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Management Committee as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;
           (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as

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           consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; and

                       (c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Management Committee; and

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

           "LOSSES" has the meaning set forth in the definition of "Profits" and "Losses".

           "MAJORITY IN INTEREST" means, with respect to all Members or any specified group or class of Members, Members owning more than fifty percent (50%) of the total Percentage Interests held by all Members or all Members of such specified group or class of Members, as the case may be.

           "MANAGEMENT COMMITTEE" means the management committee of the Company established pursuant to Section 7.1.

           "MANAGERS" means, collectively, the Persons designated and serving in accordance with Article 7 as members of the Management Committee.

           "MEMBER" or "MEMBERS" shall have the meaning set forth in the preamble hereof.

           "NET CASH FLOW" shall mean the gross cash proceeds from the Company's operations and any distributions received from its subsidiaries (excluding the proceeds of Company borrowings and capital contributions) and from all sales and other dispositions of the Company's Property and any amount released by the Management Committee from Reserves, less the portion of gross proceeds (other than the proceeds of the

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Company's borrowings and capital contributions) used to pay or establish
Reserves for all the Company's expenses, debt payments (including principal, interest and required redemption payments), capital improvements, replacements and contingencies, all as reasonably determined by the Management Committee. Net Cash Flow shall not be reduced by Depreciation or similar allowances and shall include the net cash proceeds of all principal and interest payments actually received by the Company with respect to any promissory note or other deferred payment obligation held by the Company in connection with sales and other dispositions of the Company's Property.

           "NOTICE" means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.

           "PERCENTAGE INTEREST" of a Member means the aggregate limited liability company percentage interest set forth on Schedule 1 hereto, as the same may be modified from time to time as provided herein.

           "PERMITTED TRANSFEREE"  shall have the meaning set forth in Section
9.2.

           "PERSON" means any individual, partnership, limited liability company, corporation, cooperative, trust, estate or other entity.

           "PROFITS" and "LOSSES" means, for each Taxable Year, an amount equal to the Company's taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                       (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

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                       (b) Any expenditures of the Company described in Section
           705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

                       (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                       (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                       (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation; and

                       (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.


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           "PROPERTY" means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

           "REGULATIONS" means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

           "REGULATORY ALLOCATIONS" shall have the meaning set forth in
Section 5.4.

           "RESERVES" means the cash reserves established by the Management Committee to provide for working capital, future investments, debt service and such other purposes as may be deemed reasonably necessary or advisable by the Management Committee.

           "SEC" means the Securities and Exchange Commission.

           "SECRETARY" shall mean the Secretary of the Treasury or his/her delegate or the Internal Revenue Service.

           "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

           "TAXABLE YEAR" shall mean the taxable year of the Company in accordance with the provisions of Section 706 of the Code.

           "TAX DISTRIBUTION" means an amount equal to (i) the taxable income of the Company allocated to the Members for a Taxable Year multiplied by the sum of
(x) the highest federal income tax rate applicable to individuals for such Taxable Year and the highest (net of the federal income tax deduction therefor) combined New York State and New York City income tax rate applicable to individuals for such Taxable Year. Cash Distributions in respect of the Tax Distribution shall be made quarterly as provided in Section 4.1 hereof, based on a reasonable estimate of the amount of Tax Distribution for such Taxable Year. The amount of Tax Distribution shall be computed by the Company's regular independent public accounting firm.

           "TAX MATTERS MEMBER" shall have the meaning set forth in Article 11.


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           "TRANSFER" or "TRANSFERRED" means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, "TRANSFER" shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.


                                    ARTICLE 2
                              FORMATION AND OFFICES

     2.1 FORMATION. Pursuant to the Act, the Members have formed a Delaware limited liability company effective upon the filing of the Certificate of the Company with the Secretary of State of Delaware. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

     2.2 PRINCIPAL OFFICE. The principal office of the Company shall be located at 277 Park Avenue, New York, New York 10172 or at such other place(s) as the Management Committee may determine from time to time.

     2.3 REGISTERED OFFICE AND REGISTERED AGENT. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate, as determined from time to time by the Management Committee.

     2.4 PURPOSE OF COMPANY. The Company's purposes, and the nature of the business to be conducted and promoted by the Company are, (a) to acquire certain shares of the Common Stock of ASHA Corporation, a Delaware corporation ("ASHA"), pursuant to the terms and conditions of a certain Stock Purchase Agreement to be entered into by ASHA, Alain J-M Clenet, as seller, and the Company, as purchaser (the "Acquisition"), (b) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act, and (c) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

     2.5 DATE OF DISSOLUTION. The term of the Company shall continue until the close of business on January 2, 2032 or

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until the earlier dissolution under Article 10 hereof. The existence of the
Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

     2.6 CERTIFICATE; QUALIFICATION. The execution, delivery and filing of the Certificate by David E. Zeltner, in his capacity as an authorized person, within the meaning of the Act, is hereby ratified, approved and confirmed in all respects. The President and Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any state or territory in the United States in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.


                                    ARTICLE 3
                          CAPITALIZATION OF THE COMPANY

     3.1 INITIAL CAPITAL CONTRIBUTIONS. On the date hereof, each Member shall make Capital Contributions in cash to the capital of the Company consisting of the amounts set forth below such Member's name on a signature page hereto. The Percentage Interest of each Member as of the date hereof shall be equal to the amount of cash contributed by such Member as its initial Capital Contribution as of the date hereof divided by the aggregate amount of cash contributed by all Members as their initial Capital Contributions as of the date hereof.

     3.2  ADDITIONAL CAPITAL CONTRIBUTIONS.

     (a) Except as otherwise expressly provided in this Agreement, no Member shall be required to make any additional Capital Contribution. No Member shall be permitted to make any additional Capital Contribution without the approval of the Management Committee.

     (b) Subject to the rights of each Member to purchase its proportionate share of additional Membership Interests issued by the Company in accordance with Section 3.7, the Company may offer additional Membership Interests to any Person.

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          If any additional Capital Contributions are made by Members but not in proportion to their respective Percentage Interests, the Percentage Interest of each Member shall be adjusted such that each Member's revised Percentage
Interest determined immediately following the additional Capital Contributions shall be equal to a fraction (1) the numerator of which is the sum of (a) the positive Capital Account balance of the Member determined immediately preceding the date the additional Capital Contribution is made (such Capital Account to be computed by adjusting the book value for Capital Account purposes of each Company asset to equal its Gross Asset Value as of such date, as provided in subparagraph (b) of the definition herein of "Gross Asset Value"), and (b) the additional Capital Contribution, if any, made by such Member, and (2) the denominator of which is the sum of the positive Capital Account balances and additional Capital Contributions of all Members, including any new Members (in each case calculated as provided in Section 3.2(b)(ii)(1)). The names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the Company.

     3.3 LOANS. (a) No Member shall be obligated to loan funds to the Company. Loans by a Member to the Company shall not be considered Capital Contributions. The amount of any such loans shall be a debt of the Company owed to such Member in accordance with the terms and conditions upon which such loans are made.

     (b) A Member may (but shall not be obligated to) guarantee a loan made to the Company. If a Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Member to the Company and not as an additional capital contribution.

     3.4 CERTAIN EXPENSES. (a) Each of the Members shall pay or reimburse the Company for its pro rata share of the fees, costs and expenses incurred by the Company arising out of or relating to the formation of the Company, the proposed Acquisition (including without limitation, the negotiation of documentation relating to the proposed Acquisition), the Company's investment in the Common Stock of ASHA, including, without limitation, the Company's compliance with reporting and other obligations under the securities laws, and accounting and related reporting costs.

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     (b) The Management Committee may provide notice to the Members of the amounts, from time to time, to be paid or reimbursed by Members pursuant to
Section 3.4(a) and each such Member shall pay its pro rata share of such amounts within five (5) Business Days of the date of the Management Committee's notice thereof.

     (c) Anything in this Section 3.4 to the contrary notwithstanding, any Manager, at his option, may advance or cause an affiliate of such Manager to advance, any fees, costs or expenses described in Section 3.4(a) above, it being expressly understood that any amount so advanced may be repaid pro rata by the Members pursuant to Section 3.4(b) or shall be reimbursed by the Company prior to the making of any distribution by the Company to the Members hereunder.

     3.5          MAINTENANCE OF CAPITAL ACCOUNTS.

     (a) The Company shall maintain for each Member, a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited
     (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation
     Section 1.704-1(b)(2)(iv)(d)(2);

                  (ii) To each Member's Capital Account there shall be debited
     (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Member pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1(a)), (B) such Member's distributive share of Losses and (C) the amount of any liabilities of such Member

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     assumed by the Company or which are secured by any Property contributed by such Member to the Company;

                  (iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interests; and

                  (iv) In determining the amount of any liability for purposes of Sections 3.5(a)(i) and 3.5(a)(ii) there shall be taken into account Code
     Section 752(c) and any other applicable provisions of the Code and Regulations.

     (b) The foregoing Section 3.5(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall, to the greatest extent practicable, be interpreted and applied in a manner consistent with such Regulation. The Management Committee, in its sole discretion and to the extent otherwise consistent with this Agreement, shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

     3.6 CAPITAL WITHDRAWAL RIGHTS, INTEREST AND PRIORITY. Except as expressly provided in this Agreement, no Member shall be entitled (a) to withdraw or reduce such Members' Capital Contribution or to receive any distributions from the Company, or (b) to receive or be credited with any interest on the balance of such Member's Capital Contribution at any time.

     3.7 PREEMPTIVE RIGHTS. Subject to Section 3.2, if the Company elects to offer and sell Membership Interests other than the Membership Interests sold as of the date hereof, such additional Membership Interests shall be in the form of Membership Interests having such Percentage Interest, designations and such rights and provisions, including, but not limited to, provisions relating to distributions and allocations of Profits and Losses, as shall be reasonably determined by the Management Committee to be in the best

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interest of the Company; provided, however, that the Company may not offer and sell any Membership Interests having preferences to the rights of the then current Members with respect to distributions, allocations or rights upon liquidation, without the prior written consent of a Majority in Interest of the then current Members (it being understood that no such consent shall be required for the offering or sale of Membership Interests that are entitled to distributions, allocations and rights upon liquidation that are pari passu to the rights of the then current Members). Prior to the consummation of any sale of additional Membership Interests, the Company shall offer the additional Membership Interests to the Members, on the terms and conditions set forth below:

                  (a) The Company shall give Notice to each Member, setting forth the price, terms and conditions of the proposed sale of the additional Membership Interests, including the date of the proposed sale, which shall not be less than thirty (30) days after the date of the Notice.

                  (b) Each Member shall have the option to acquire all or a portion of such Member's pro rata portion (which shall be in proportion to the Percentage Interest of all the Members) at the time of the offering of the additional Membership Interests proposed to be sold, on the same terms and conditions as are set forth in the Notice. The option of Members to purchase all or a portion of their pro rata portions of the additional Membership Interests shall be exercised by delivery of a Notice to the Company of exercise within fifteen (15) days following receipt of the Company's Notice of the price, terms and conditions of the sale of the additional Membership Interests. If any Member fails or declines to purchase all or a portion of such Member's pro rata portion of the additional Membership Interests, then such Member's remaining portion of the additional Membership Interests shall be offered to the Members who have exercised their options to purchase their pro rata portions. This procedure shall continue until such time as all the Membership Interests offered hereby have been purchased by such Members or until no such Member desires to purchase any additional Membership Interests hereunder. Each such Member shall have the right to offer to acquire such additional Membership Interests by delivering to the Company such Member's Notice of such offer within ten (10) days following receipt of the Company's Notice that additional portions are available. If less than all the Membership Interests to be sold by the Company are purchased by the Members, the Company may within one hundred twenty (120) days from the initial Notice sell such Membership Interests as shall not have been purchased by the Members upon terms and conditions no less favorable to the Company than those set forth in the Notice.

                  (c) The sale of additional Membership Interests to Members who exercise their options to purchase additional Membership Interests shall occur on the date set forth in a Notice from the Company to such Members, which date shall not be earlier than fifteen (15) days after the date of expiration of the last such offer to expire under Section 3.7(b).


                                    ARTICLE 4
                                  DISTRIBUTIONS

     4.1 DISTRIBUTIONS OF NET CASH FLOW. Distributions of Net Cash Flow to the Members shall be made as follows:

                  (a) quarterly, to the Members in proportion to and to the extent of their relative Percentage Interests, an amount not in excess of the Tax Distribution for the Taxable Year; provided, however, that distributions under this Section 4.1(a) shall be treated as advance distributions under Section 4.1(b), with the result that distributions otherwise made under Section 4.1(b) to such Member shall be reduced by the amount of advances made pursuant to this Section 4.1(a)); and

                  (b) upon the approval of and in the amount so approved by the Management Committee acting in its sole discretion, to the Members in proportion to their relative Percentage Interests.

     4.2 PERSONS ENTITLED TO DISTRIBUTIONS. All distributions of Net Cash Flow to the Members under this Article 4 shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Management Committee.

     4.3 LIMITATIONS ON DISTRIBUTIONS. Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by Section 18-607 of the Act.


                                    ARTICLE 5
                                   ALLOCATIONS

     5.1 PROFITS. Profits for any Taxable Year shall be allocated to the Members first to reimburse them to the extent of any prior Losses so as to bring such Member's Capital Account to zero pro rata in accordance with the sum of each Member's Losses, and then in proportion to their Percentage Interests.

     5.2 LOSSES. Subject to the limitation in Section 5.5 hereof and subject to
Section 5.7 hereof, Losses for any Taxable Year shall be allocated to the Members in proportion to their Percentage Interests.

     5.3 LOSS LIMITATION. Losses allocated pursuant to Section 5.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section
5.2 hereof, the limitation set forth in this Section 5.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members pro rata in accordance with the positive balances in such Members' Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

     5.4  TAX ALLOCATIONS:  CODE SECTION 704(C).

     (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset
                                       15

Value (computed in accordance with the definition of Gross Asset Value).

     (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     (c) Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Company, in the discretion of the Management Committee, may make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, "curative" allocations which offset the effect of the "ceiling rule" for a prior Taxable Year (within the meaning of Regulation Section 1.704- 3(c)(3)(ii) and "curative" allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B). Allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions (other than Tax Distributions) pursuant to any provision of this Agreement.

     5.5 CHANGE IN PERCENTAGE INTERESTS. In the event that the Members' Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Members' varying Percentage Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Management Committee, using any permissible method under Code Section 706 and the Regulations thereunder.

     5.6 WITHHOLDING. Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of such Member's participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Membership as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such payments in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at 8% per annum, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Management Committee out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.7 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Management Committee shall have received an opinion of counsel or other evidence, satisfactory to the Management Committee, to the effect that a lower rate is applicable, or that no withholding is applicable.

     5.7 CERTAIN FEES The parties hereto acknowledge that each of the Members on the date hereof, other than the Members that are the initial Managers designated pursuant to Section 7.1(a), have entered into an agreement (each a "Fee Agreement") with Greenbelt Corp., an affiliate of such Managers ("Greenbelt"), pursuant to which each such Member has agreed to pay to Greenbelt a fee equal to a percentage of the "Net Profit" (as defined therein), if any, realized by such Member in cash or readily marketable securities in respect of such Member's Membership Interest. Each such Member authorizes the Company to pay over to Greenbelt any fee payable by such Member to Greenbelt under such Member's Fee Agreement out of distributions to which such Member would otherwise be entitled hereunder.


                                    ARTICLE 6
                                MEMBERS' MEETINGS

     6.1 MEETINGS OF MEMBERS; PLACE OF MEETINGS. Regular meetings of the Members may be held on an annual basis or more frequently as determined by a Majority in Interest of the Members. All meetings of the Members shall be held in New York, New York at a location as designated from time to time by the Management Committee and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Management Committee or by Members owning not less than twenty-five percent (25%) of the Percentage Interests. Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

     6.2 QUORUM; VOTING REQUIREMENT. The presence, in person or by proxy, of a Majority in Interest of the Members shall constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest of the Members present, in person or by proxy, at any meeting shall constitute a valid decision of the Members, except where a larger vote is required by the Act.

     6.3 PROXIES. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one year prior to such meeting.

     6.4 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this
Section 6.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing.

     6.5 NOTICE. Notice stating the place, day and hour of the meeting and the purpose for which the meeting is called shall be delivered personally or sent by mail or by telecopier not less than five (5) days nor more than sixty (60) days before the date of the meeting by or at the direction of the Management Committee or other persons calling the meeting, to each Member entitled to vote at such meeting.

     6.6 WAIVER OF NOTICE. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.
                                       18

     6.7 NO AUTHORITY. Unless expressly authorized herein or by action of the Members or the Management Committee in accordance herewith and the Act, no Member shall have any authority to act on behalf of the Company or bind the Company in any manner whatsoever, including, without limitation, entering into any agreement on behalf of the Company.


                                    ARTICLE 7
                             MANAGEMENT AND CONTROL

     7.1          MANAGEMENT COMMITTEE; MANAGERS.

     (a) Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by a Management Committee comprised of Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"); provided, however, in the event that both Kingsley and Duberstein shall cease to be Managers as the result of death, resignation or otherwise, the Management Committee shall be comprised of one or more Managers designated from time to time in writing by a Majority in Interest of the Members and, provided further, in the event that a Majority in Interest of the Members fail to so designate a successor Manager or Managers within 30 days after both Kingsley and Duberstein cease to be Managers, the Company shall be dissolved as provided in Section 10.1.

     (b) Except as otherwise expressly provided herein, the power and authority granted to the Management Committee hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.

     (c) Anything to the contrary herein notwithstanding, no Manager shall have any authority to bind the Company or the Management Committee in his individual capacity in any manner whatsoever, except for such authority as shall be expressly delegated to a Manager in this Agreement or by the Management Committee.

     7.2          MANAGEMENT COMMITTEE MEETINGS; AUTHORITY; PROXIES.

     (a) The Management Committee will establish a regular meeting schedule, and will use its reasonable best efforts to meet at least once every quarter. Unless otherwise
                                       19
agreed by a majority of the Managers, meetings of the Management Committee shall be held in New York, New York. Meetings may be conducted in person, by telephone or in any other manner agreed to by the Management Committee. Any Manager may call a meeting of the Management Committee upon delivery of written or telephonic Notice at least three (3) Business Days prior to the date of such meeting, which Notice shall be accompanied by a proposed agenda or statement of purpose and by copies of all documents, agreements and information to be considered at such meeting; provided, however, at any such meeting, the Managers may address any and all business matters which may come before it, whether or not such items were provided for in the proposed agenda.

     (b) A quorum shall exist when a majority of the Managers are present in person or by proxy. Each Manager is entitled to vote at any meeting of the Management Committee. The vote of a majority of the Managers present in person or by proxy at any meeting of the Management Committee where a quorum is present shall be required for action by the Management Committee.

     (c) At each meeting of the Management Committee, every Manager shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such Manager.

     7.3 MANAGEMENT COMMITTEE'S AUTHORITY; CERTAIN LIMITATIONS. (a) Except as expressly set forth herein, the Management Committee shall have the maximum power and authority with respect to the business and operations of the Company permitted by law, including, without limitation, the right to cause the Company to merge or consolidate with, or sell all, or substantially all, of its asset to any Person.

     (b) Notwithstanding the grant of authority to the Management Committee pursuant to Section 7.3(a) and except as otherwise contemplated in Sections 10.1(a), (b) and (c), the Management Committee shall not authorize the Company to merge or consolidate with, or sell all, or substantially all, of its assets to, a Member or an Affiliate of a Member without the prior written consent of a Majority in Interest of the Members who are not affiliated with the Member (or Affiliate of a Member) that is the acquiror in such transaction.

     7.4 OFFICERS; AGENTS. The Management Committee shall have the power to appoint any Person or Persons as agents

(who may be referred to as officers) to act for the Company with such titles, if any, as the Management Committee deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Management Committee hereunder. Any decision or act of an officer appointed under this Section 7.4 within the scope of the officer's designated or delegated authority shall control and shall bind the Company. The officers or agents so appointed may have such titles as the Management Committee shall deem appropriate, which may include (but need not be limited to) President and Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. The initial officers of the Company are set forth on Schedule 7.4. Unless the authority of the agent designated as the officer in question is limited by the Management Committee, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Management Committee, in its sole discretion, may by vote, resolution or otherwise ratify any act previously taken by an officer or agent acting on behalf of the Company.

     7.5 RESIGNATION OF A MANAGEMENT COMMITTEE MEMBER. A Manager may resign from such position at any time upon giving Notice to the Management Committee. Any vacancy created by any such resignation of a Manager shall be filled by the Persons or Person who designated such vacating Manager in accordance with the provisions of Section 7.1(a).

     7.6 COMPENSATION Except as otherwise provided herein, each Manager shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred on behalf of the Company and shall not be entitled to further compensation except as may be approved by a Majority in Interest of the Members.


                                    ARTICLE 8
                          LIABILITY AND INDEMNIFICATION

     8.1 LIABILITY OF MEMBERS. A Member shall only be liable to make the payment of its Capital Contribution. No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

     8.2 INDEMNIFICATION.

     (a) The Company shall indemnify and hold harmless each Manager and Member and their respective Affiliates and all officers, directors, members, partners, managers and employees thereof, and each officer of the Company and any Person serving in any similar capacity for another Person affiliated with the Company at the request of the Company (solely for purposes of this Section 8.2, each such Person being referred to as, a "COMPANY AFFILIATE"), from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which a Company Affiliate may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including, without limitation, liabilities under the Federal and state securities laws, regardless of whether a Company Affiliate continues to be a Company Affiliate, at the time any such liability or expense is paid or incurred, if (i) the Company Affiliate acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the interests of the Company and, with respect to any criminal proceeding, had no reason to believe its or his conduct was unlawful, and (ii) the Company Affiliate's conduct did not constitute actual fraud, gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Company Affiliate acted in a manner contrary to that specified in (i) or (ii) above.

     (b) Expenses (including reasonable legal fees and expenses) incurred in defending any proceeding subject to subsection (a) of this Section 8.2 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of a written affirmation by the Company Affiliate of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 8.2 and a written undertaking (which need not be secured) by or on behalf of the Company Affiliate to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Company Affiliate is not entitled to be indemnified by the Company as authorized hereunder.

     (c) The indemnification provided by this Section 8.2 shall be in addition to any other rights to which each Company Affiliate may be entitled under any agreement or vote of the Management Committee by the vote of Managers that are disinterested and unaffiliated with such Company Affiliate, as a matter of law or otherwise, both as to action in the Company Affiliate's capacity as a Company Affiliate or as a Person serving at the request of the Company and shall continue as to a Company Affiliate who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Company Affiliate.

     (d) The Company may purchase and maintain directors and officers insurance or, similar coverage, for its Managers and its officers in such amounts and with such deductibles or self-insured retentions as are customary for Persons engaged in businesses similar in size and type to those engaged in by the Company.

     (e) Except as provided in Section 3.4, any indemnification hereunder shall be satisfied only out of the assets of the Company and the Members shall not be subject to personal liability by reason of these indemnification provisions. To the extent the Company does not have adequate cash available to satisfy its obligations under this Article 8, the Company shall pay its obligations under this Article 8 out of Net Cash Flow prior to making any distributions (other than distributions under Section 4.1(a) hereof) to the Members.

     (f) A Company Affiliate shall not be denied indemnification in whole or in part under this Section 8.2 because the Company Affiliate had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such indemnitee's interest were adequately disclosed to the Management Committee at the time the transaction was consummated.

     (g) The provisions of this Section 8.2 are for the benefit of the Company Affiliates and the heirs, successors, assigns, administrators and personal representatives of the Company Affiliates and shall not be deemed to create any rights for the benefit of any other Persons.

     (h) Any repeal or amendment of any provisions of this Section 8.2 shall be prospective only and shall not adversely affect any Company Affiliates's right existing at the time of such repeal or amendment.


                                    ARTICLE 9
                        TRANSFERS OF MEMBERSHIP INTERESTS

     9.1  GENERAL RESTRICTIONS.

     (a) No Member may Transfer all or any part of such Member's Membership Interest, except as provided in this Agreement. Any purported Transfer or purported purchase of a Membership Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make any Transfer. No Member shall have the right to withdraw as a Member of the Company.

     (b) In the event that the Membership Interests are registered under the Securities Act, the Transfer restrictions set forth in this Article 9 shall terminate.

     9.2  PERMITTED TRANSFEREES.

     (a) Notwithstanding the provisions of Sections 9.8 and 9.9, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member's place, except in accordance with Section 9.3), by a written instrument, all or any part of such Member's Membership Interest, to any of its Affiliates or, with the approval of the Management Committee (which shall not be unreasonably withheld), to any other Person (each a "PERMITTED TRANSFEREE"); it being understood that any such Permitted Transferee shall be deemed to be an additional or substitute Member as of the date of such Transfer and each Member agrees to take such action and execute such documents as such transferee may deem reasonably necessary and appropriate for such transferee to become a substitute or additional Member.

     (b) Unless and until admitted as a substitute Member pursuant to Section 9.3, a transferee of a Member's Membership Interest in whole or in part shall be an assignee with respect to such Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company's business or the right to inspect the Company's books and records. Such transferee shall only be entitled to receive, to the extent of the Membership Interest transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Interest. The transferror shall have the right to vote such Transferred Interest until the transferee is admitted to the Company as a substituted Member with respect to the Transferred Interest.

     9.3 SUBSTITUTE MEMBERS. No transferee of all or part of a Member's Membership Interest shall become a substitute Member in place of the transferor unless and until:

                  (a) the transferee has executed an instrument in form and substance reasonably satisfactory to the Management Committee accepting and adopting the terms and provisions of the Certificate and this Agreement; and

                  (b) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

     Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the President and Chief Executive Officer shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Interest held by the transferee.

     9.4 EFFECT OF ADMISSION AS A SUBSTITUTE MEMBER. A transferee who has become a substitute Member has, to the extent of the transferred Membership Interest, all the rights, powers and benefits of, and is subject to the restrictions and liabilities of a Member under the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Membership Interest so held by the substitute Member shall cease to be a Member of the Company to the extent of such transferred Membership Interest.

     9.5 CONSENT. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 9 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.

     9.6 NO DISSOLUTION. If a Member transfers all of its Membership Interest pursuant to this Article 9 and the transferee of such Membership Interest is admitted as a Member pursuant to Section 9.3, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Member is admitted. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with clause (c) of Section 10.1 hereof.

     9.7 ADDITIONAL MEMBERS; CERTAIN REPRESENTATIONS OF MEMBERS. Subject to
Section 3.7, after the formation of the Company, any Person acceptable to the Management Committee may become an additional Member of the Company for such consideration as the Management Committee shall determine, provided that such additional Member complies with all the requirements of a transferee under Sections 9.3(a) and (b).


                                   ARTICLE 10
                           DISSOLUTION AND TERMINATION

     10.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

                  (a) Both Kingsley and Duberstein shall cease to be Managers as the result of death, resignation or otherwise unless, within 30 days thereafter, one or more Managers are designated in writing by a Majority in Interest of the Members in accordance with Section 7.1(a).

                  (b) The sale, Transfer or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom;

                  (c) The election of the Management Committee to dissolve;

                  (d) The entry of a decree of judicial dissolution pursuant to
     Section 18-802 of the Act; or

                  (e) The expiration of the term of the Company as provided in
     Section 2.5.

     10.2 NOTICES TO SECRETARY OF STATE. When all the remaining property and assets of the Company have been distributed, the Certificate shall be cancelled by filing a certificate of cancellation with the Secretary of State of Delaware.

     10.3 CASH DISTRIBUTIONS UPON DISSOLUTION. Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 10.1, the Management Committee shall proceed to wind up the affairs of and liquidate the Company and any cash and proceeds therefrom shall be applied and distributed in the following order of priority:

                  (a) First, to the payment (or the making of reasonable provision for payment) of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation including the establishment of any Reserves which the Management Committee may reasonably deem necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such Reserves may be paid over by the Company to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be reasonably deemed advisable by the Management Committee, for distribution of the balance in the manner provided in this Article 10;

                  (b) Finally, the remaining balance, if any, to the Members in proportion to their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, in accordance with the requirements of Regulation Section
     1.704-1(b)(2)(ii)(b)(2).

     10.4 IN-KIND. Notwithstanding the foregoing but subject to Section 18-804(a)(1) of the Act, in the event the Management Committee shall determine that an immediate sale of part of or all the Property would cause undue loss to the Members, or the Management Committee determines that it would be in the best interest of the Members to distribute the Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same

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proportions as they would be if cash were distributed, but all such in-kind distributions shall be equalized, to the extent necessary, with cash), then the Management Committee may either defer liquidation of, and withhold from distribution for a reasonable time, any of the Property except that necessary to satisfy the Company's debts and obligations, or distribute the Property to the Members in-kind.

     10.5 NO ACTION FOR DISSOLUTION. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. Accordingly, except where the Manager has failed to liquidate the Company as required by Section 10.1 and except as specifically provided in Section 18-802 and Section 18-803(a) of the Act, each Member hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.


                                   ARTICLE 11
                               TAX MATTERS MEMBER

     11.1 TAX MATTERS MEMBER. Kingsley shall be the Tax Matters Member of the Company as provided in the Regulations under Section 6231 of the Code and analogous provisions of state law. If Kingsley for any reason ceases to be a Member, the Management Committee shall appoint a successor Tax Matters Member.

     11.2 CERTAIN AUTHORIZATIONS. The Tax Matters Member shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings. Without limiting the generality of the foregoing, and subject to the restrictions set forth herein, the Tax Matters Member is hereby authorized, but not required:

                  (a) to enter into any settlement with the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may

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     expressly state that such agreement shall bind the
     other Members;

                  (b) if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company's principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;

                  (c) to intervene in any action brought by any other Member for judicial review of a final adjustment;

                  (d) to file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

                  (e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

                  (f) to take any other action on behalf of the Members (with respect to the Company) or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or the Regulations.

     Except with the consent of the Tax Matters Member, no Member shall have the right to participate in any such actions and proceedings.

     11.3 INDEMNITY OF TAX MATTERS MEMBER. To the maximum extent permitted by applicable law and without limiting Article 8, the Company shall indemnify and reimburse the Tax Matters Member for all expenses (including reasonable legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 13 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that the Tax Matters Member's course of conduct was in, or not opposed to, the best interest of the Company. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member.

     11.4 INFORMATION FURNISHED. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, profits and loss interest, and taxpayer identification number of each Member to the Internal Revenue Service.

     11.5 NOTICE OF PROCEEDINGS, ETC. The Tax Matters Member shall use best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in Income or Loss as previously reported.

     11.6 NOTICES TO TAX MATTERS MEMBER. Any Member that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Company shall promptly provide Notice to the Tax Matters Member of the treatment of any Company item on such Member's Federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall provide Notice to the Tax Matters Member of such agreement and its terms within sixty (60) days after its date.

     11.7 PREPARATION OF TAX RETURNS. The Tax Matters Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for Federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within ninety (90) days of the close of the taxable year a Schedule K-1 and such other tax information reasonably required for Federal, state and local income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for Federal income tax purposes, as the

Management Committee shall determine in its sole discretion in accordance with applicable law.

     11.8 TAX ELECTIONS. Except as otherwise provided herein, the Tax Matters Member shall, in its sole discretion, determine whether to make any available election.

     11.9 TAXATION AS A PARTNERSHIP. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes.


                                   ARTICLE 12
                          ACCOUNTING AND BANK ACCOUNTS

     12.1 FISCAL YEAR AND ACCOUNTING METHOD. The fiscal year and taxable year of the Company shall be as designated by the Management Committee in accordance with the Code. The Company shall use an accrual method of accounting.

     12.2 BOOKS AND RECORDS. The Company shall maintain at its principal office, or such other office as may be determined by the Management Committee, all the following:

                  (a) A current list of the full name and last known business or residence address of each Member and of the Manager together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

                  (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

                  (c) Copies of the Company's Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

                  (d) The financial statements of the Company, which shall be retained for at least six fiscal years; and

                  (e) The Company's books and records, which shall be retained for at least six fiscal years.

     12.3 DELIVERY TO MEMBERS; INSPECTION. Upon the request of any Member, for any purpose reasonably related to such Member's interest as a member of the Company, the Management Committee shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (d) of Section 14.2 and such other information regarding the business and affairs of the Company as any Member may reasonably request.

     12.4 FINANCIAL STATEMENTS. The Management Committee shall cause to be prepared for the Members at least annually, at the Company's expense, financial statements of the Company, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Members' equity.

     12.5 FILINGS. At the Company's expense, the Management Committee shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary (or as may be reasonably requested by a Member) to enable the Members to prepare their Federal, state and local income tax returns. The Management Committee, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

     12.6 NON-DISCLOSURE. Each Member agrees that, except as otherwise consented to by the Management Committee in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each
                                       32

Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member's investment in the Company, so long as such agents, representatives and employees agree to keep such information confidential on the terms set forth herein, (b) each Member shall be permitted to disclose such information to its partners, stockholders and affiliates so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, (d) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member's Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement containing terms not less restrictive than the terms set forth herein, and (e) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.

     12.7 BANK ACCOUNTS. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Management Committee and in the Company's name. Withdrawals therefrom shall be made only by Persons authorized to do so by the Management Committee.


                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 TITLE TO PROPERTY. Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of such Member's ownership of a Membership Interest.

     13.2 WAIVER OF DEFAULT. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

     13.3         AMENDMENT.

     (a) Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by a Majority in Interest of the Members; provided, however, that if any such amendment adversely effects the economic rights of a Member, such amendment shall only be effective if consented to in writing by such Member.

     (b) In addition to any amendments otherwise authorized herein, the Manager or Management Committee may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests. Copies of such amendments shall be delivered to the Members upon execution thereof.

     (c) The Manager shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

     (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 13.3 shall be binding on all Members and the Manager.

     13.4 NO THIRD PARTY RIGHTS. Except as provided in Article 8, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. Subject to
Article 8, the parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

     13.5 SEVERABILITY. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

     13.6 NATURE OF INTEREST IN THE COMPANY. A Member's Membership Interest shall be personal property for all purposes.

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




     13.7 BINDING AGREEMENT. Subject to the restrictions on the disposition of Membership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

     13.8 HEADINGS. The headings of the Certificate and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

     13.9 WORD MEANINGS. The words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires.

     13.10 COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     13.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

     13.12 PARTITION. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

     13.13 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the state courts of New York County, New York or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of New York and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.

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



     13.14 DISCRETION. Whenever a Manager shall have discretion to act hereunder, such Person agrees to act in a reasonable manner on behalf of the Company and its Affiliates.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.










                           [Intentionally Left Blank]

                                  SCHEDULE 7.4

                            Initial Slate of Officers



            Alfred D. Kingsley, President and Chief Executive Officer

           Gary K. Duberstein, Vice President, Secretary and Treasurer





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